EXHIBIT 10.57

                        MANAGEMENT AND LEASING AGREEMENT


                                   dated as of


                                November 1, 1997


                                     between


           USF&G/LEGG MASON REALTY PARTNERS LIMITED PARTNERSHIP, Owner


                                       and


                     ZOM RESIDENTIAL SERVICES, INC., Manager

                                TABLE OF CONTENTS



 Article                                                   Page
    1.     Appointment, Commencement and Termination Dates   1
    2.     Manager's Duties and Responsibilities             2
    3.     Employees                                        12
    4.     Budgets and Accounts                             14
    5.     Insurance                                        16
    6.     Financial Reporting and Recordkeeping            18
    7.     Owner's Right to Audit                           21
    8.     Bank Accounts                                    21
    9.     Payments of Expenses                             22
   10.     Manager's Non-Reimbursable Costs                 24
   11.     Insufficient Gross Income                        24
   12.     Leasing of the Property                          25
   13.     Compensation                                     28
   14.     Notices                                          29
   15.     Indemnification                                  29
   16.     Contributions by Manager                         30
   17.     Termination                                      31
   18.     Miscellaneous                                    32

   Exhibits

    A      Property Description
    B      Initial Property Employees
    C      Budget Categories
    D      Account Classification
    E      Monthly and Annual Financial Statements
    F      Form Lease
    G      Leasing Standards
    H      Schedule of Management Fee

                   MANAGEMENT AND LEASING AGREEMENT

                       St. Andrews at Westwood

THIS MANAGEMENT AND LEASING AGREEMENT ("Agreement") is dated as of this ____ day of October, 1997 between USF&G/LEGG MASON PARTNERS LIMITED PARTNERSHIP, having its office at c/o USF&G Realty Partners, Inc, 6225 Centennial Way, Baltimore, Maryland 21209 (collectively the "Owner"), as owner, and ZOM RESIDENTIAL SERVICES, INC, a Florida corporation having its principal office at 1950 Summit Park Drive, Suite 30, Orlando, Florida, 32810 ("Manager"), as manager and leasing agent.

         Owner is the owner of land located at 11500 Westwood Boulevard in Orlando, Florida (the "Land") described in Exhibit A.

         The Land is improved with Two Hundred Fifty-Nine (259) apartment units, outside parking spaces and related facilities (the "Improvements").
         The Land and Improvements, commonly known as St. Andrews, are called the "Property." The metropolitan area of Orlando is called the "Metropolitan area."

         Manager is in the business of managing, operating, maintaining, servicing and repairing projects similar to the Property. Manager possesses the personnel, skills and experience necessary for the efficient first-class management, operation, maintenance, service and repair of the Property.

         Owner desires to retain Manager to manage, operate, maintain, service, and repair the Property as the sole exclusive management agent for the Property. Manager desires to perform such services for Owner upon the terms and conditions set forth herein.

THEREFORE, the parties agree as follows:

         ARTICLE 1.  APPOINTMENT, COMMENCEMENT AND TERMINATION DATES

1.1. Appointment. Owner hereby appoints Manager the sole and exclusive manager for the Property upon the terms and conditions set forth herein.
Article 2 sets forth the particular obligations of Manager. Article 13 sets forth Manager's compensation for performance of such obligations. Manager accepts the appointment on the terms and conditions set forth herein, and will furnish the services of its organization for the management of the Property. Manager acknowledges that the former property manager's management agreement will continue beyond the date hereof to November 30th (the "Transition Period"). Manager shall use its best efforts during the Transition Period to provide management services in accordance with the provisions of this Agreement
Manager shall not receive compensation or fees during the Transition Period for these services.

1.2. Experience of Manager. Manager represents that it is experienced and capable in the managing of projects equal or better in quality, size and type to the Property and acknowledges that Owner is relying on the foregoing representation in entering into this Agreement.

1.3. Status of Manager. Manager is acting solely as an independent contractor and shall have no authority to act for or obligate Owner in any manner whatsoever, except to the extent set forth herein or as Owner may hereafter authorize.

1.4. Duty of Care. Manager shall perform its duties under this Agreement with at least the degree of care, skill, knowledge, judgment and diligence Manager uses in its other management projects but in any case at least that necessary and appropriate for first-class apartment projects in the Metropolitan Area.

1.5. Construction and Furnishing of Property. Manager confirms Manager's satisfaction with the current construction, maintenance, equipping, furnishing and supplying of the Property.

1.6. Commencement of Agreement. Manager's duties and responsibilities under this Agreement shall begin on the date of this Agreement and shall terminate in accordance with Article 17. Unless this Agreement terminates pursuant to item
(i), (ii) or (iii) of Section 17.1, this Agreement will automatically renew for a single one (1) year term on the same terms as set forth herein but not any additional automatic renewal.

                    ARTICLE 2. MANAGER'S RESPONSIBILITIES

2.1.     Management.

(a) Manager shall manage, operate and maintain the Property in an efficient manner in accordance with the provisions of this Agreement and as Owner may deem advisable and shall arrange the proper operation of the Property for the tenants thereof, subject to (i) the budgets, policies and limitations imposed by the Owner and (ii) applicable governmental requirements.

(b) Manager shall perform all services in a diligent and professional manner in accordance with recognized standards of the property management industry for first-class apartment complexes and in compliance with such standards and practices as are prevalent for such type of real estate in the Metropolitan Area.

(c) Manager shall act in (i) a fiduciary capacity with respect to the proper protection of and accounting for Owner's assets, (ii) an independent manner with all third parties and (iii) the best interest of Owner at all times.

(d) Manager, at Owner's expense, shall enforce the observance of all rules and regulations of the Property or applicable law by all reasonable means.

2.2.     Compliance with Laws, and other Matters.

(a) Manager shall comply with, and require maintenance, use and occupancy of the Property or its operation and management and all governmental requirements (as now or hereafter in effect):

                    (i) all covenants and restrictions, use permits and development agreements applicable to the Property or its operation and management and all governmental requirements;

                    (ii)   any occupancy certificate; and

                    (iii) the provisions of any insurance policy applicable to the Property.

(b) Other than Manager's applicable overhead and employee expenses, Owner shall pay all costs incurred in connection with such compliance. If Owner contests any of the above requirements, Manager shall participate in such contest to the extent Owner requests.

(c) Manager shall pay from the Operating Account (defined in Section 8.1) expenses incurred to remedy violations to the extent that such expenses do not exceed $100.00 in each instance. In all other instances, Manager shall pay the expenses as Owner may designate from funds provided by Owner or from the Operating Account.

(d) Manager shall familiarize itself with the terms of and be responsible for compliance with all requirements of Owner set forth in any ground lease, space lease, mortgage, deed of trust or other instrument affecting the Property furnished to Manager by Owner or of which Manager otherwise has knowledge.

(e) Manager shall furnish to Owner, upon receipt by Manager, each notice or order affecting the Property, including, without limitation, any notice from any taxing or other governmental authority and notice of violation of any governmental requirement or order issued by any Board of Fire Underwriters or other similar body, against the Property or Owner, any notice of default or otherwise from the holder of any mortgage or deed of trust or any notice of renewal, termination or cancellation of any insurance policy. Manager, however, shall not take any action under this Article so long as Owner is contesting or has notified Manager of its intention to contest such notice, order or requirement.

2.3.     Expenditures by Manager.

(a) After Owner's approval, Manager shall implement the Approved Budget (defined in Section 4.1) and has authority to make the expenditures and incur the obligations provided in the Approved Budget. Manager shall not make, however, without the prior approval of Owner, any expenditure or incur any obligation which, even though included in an Approved Budget, when added to all other expenditures actually made or to be made for the fiscal year covered by such Approved Budget, exceeds the approved budgeted amount in any one budget line item by five percent (5.0%) or more, or exceeds one thousand dollars ($1,000.00), except for utility bills, insurance premiums, real property tax payments and payments to Owner.

(b) Manager shall not incur any expenses in any month in excess of the expenses budgeted for such month, subject to the provisions herein regarding emergency repairs or as provided for in Section 2.5. If expenses are likely to exceed budgeted amounts, Manager shall inform Owner of the situation so that Owner may have the opportunity to determine the appropriate action under the circumstances.

2.4.     Collection of Rents and Other Income.

(a) Manager, at Owner's expense, shall take all proper and necessary action to enforce the terms of all leases and to collect all rent and other charges due from or payable by tenants or other users of the Property. Owner authorizes Manager to request, receive and deliver receipts for all such rent and other charges, and subject in each instance to the prior approval of Owner, to settle or compromise the payment of such amounts.

(b) If Manager fails to bill any tenant properly for the full amount of rent payable under any lease, and tenant fails to pay such amount, Manager promptly shall reimburse Owner any amounts due to Owner upon Owner's written notice to Manager of such failure.

(c) The amount Manager shall reimburse under section 2.4(b) shall include the amount undercharged with interest thereon at the lesser of fifteen percent (15%) per year or the maximum rate of interest permitted under applicable law. At Owner's option, Owner may deduct such amount due to Owner, plus interest, from that portion of the Management Fee thereafter becoming due.

(d) Manager shall collect and identify any income due to Owner from miscellaneous services provided to tenants or the public, including, without limitation, application fees, forfeited deposits, parking income, tenant storage, and coin operated machines of all types, such as vending machines and pay telephones. Manager shall deposit all monies so collected in the Depository Account (defined in Section 8.1).

2.5.     Repairs and Maintenance.

(a) Manager shall maintain, or cause to be maintained, the buildings, appurtenances and grounds of the Property, other than areas which are the responsibility of tenants, in accordance with the standards for first-class apartment properties and in accordance with standards acceptable to Owner. Such maintenance shall include, without limitation, all ordinary and extraordinary repairs, cleaning, painting, decorations and alterations including electrical, plumbing, carpentry, masonry, elevators and such other routine repairs as are necessary or reasonably appropriate in the course of maintenance of the Property (subject to the limitations of this Agreement). The expense incurred for such maintenance, alteration or repair must be

                         (i) an ordinary and usual expense provided for in the Approved Budget (as defined in Section 4.1) and which does not exceed the limitation set forth in the Approved Budget , or

                         (ii) an expense which is incurred under such circumstances as Manager shall reasonably deem to be an emergency.

                         (iii) ordinary and unusual expenses exceeding the
                               Budget, but approved by Owner.

(b) If an emergency occurs, Manager shall make all repairs or take all action immediately necessary to preserve the Property, avoid suspension of any essential services to the Property, and avoid danger to persons or property. Manager promptly, but in no event later than twenty-four
         (24) hours from the time Manager learns of such emergency, shall notify Owner by telephone of any such emergency. Immediately thereafter, Manager shall send Owner a written notice setting forth the nature of the emergency and any action taken in connection with the emergency. Except as set forth above with regard to emergencies, Manager shall not make extraordinary or unusual expenses without Owner's prior consent.

(c) Manager shall use all due diligence to require each tenant to comply with its obligations to maintain its respective leased premises pursuant to its lease. Manager shall pay actual and reasonable expenses for materials and labor for such purposes from the Operating Account.

(d) All expenditures to refurbish, rehabilitate, remodel, or otherwise prepare areas covered by new leases shall require Owner's prior consent if they exceed $1,000 and shall be paid as Owner may direct from funds provided by Owner or from the Operating Account subject to the restriction set forth in Section 2.3.

(e) Manager shall take all reasonable precautions against fire, vandalism, burglary and trespass to the Property.

2.6.     Purchase of Supplies and Materials.

(a) Manager shall purchase, on behalf of Owner and at Owner's expense, all equipment, tools, appliances, materials and supplies reasonably necessary or desirable for the care, maintenance and operation of the Property. All such purchases shall be subject to the prior review and written approval of Owner if such purchases are not included in the Approved Budget. Manager shall use such purchases solely in connection with the operation and maintenance of the Property and shall surrender them to the Owner upon termination of this Agreement.

(b)      In connection with the performance of its duties pursuant to this
         Section 2.6, Manager shall use its best efforts to qualify for any cash and trade discounts, refunds, credits, concessions or other incentives. Any such discounts, refunds, credits, concessions, or other incentives received by Manager shall inure to and belong to Owner. If any such incentives are in cash, Manager shall deposit the cash in the Operating Account.

2.7.     Contracts With Third Parties.

(a) Subject to the prior review and approval of Owner, Manager shall be responsible on behalf of Owner and at Owner's expense for the provision of all independent contractors, suppliers and entities engaged in the operation, repair, maintenance, servicing and promotion of the Property, including, without limitation those entities

                         (i) necessary for the provision of all utility, cleaning, repair, restoration, maintenance and security services;

                         (ii) necessary or desirable for the efficient operation of a first-class project;

                         (iii) otherwise required by this Agreement or by any
                               lease affecting the Property; and

                         (iv) without limiting the application of any higher standards required pursuant to (i), (ii) and
                               (iii) immediately above, as necessary or desirable to keep the Property in as good, marketable and rentable condition as when it became subject to this Agreement, reasonable wear and tear and casualty excepted.

(b) As a condition to obtaining such approval, Manager shall supply Owner with a copy of the proposed contract and shall state to Owner the relationship, if any, between Manager, or the person in control of Manager, and the party proposed to supply such goods or services. Each such service contract shall evidence the following:

                         (i)   be in the name of Owner;

                         (ii)  be assignable, at Owner's option, to
                               Owner's nominee;

                         (iii) include a provision for cancellation by Owner or
                               Manager upon not fewer than thirty (30) days notice, Manager shall directly supervise and inspect the performance under all applicable contracts, including without limitation, the supervision, inspection and observation of all servicing, cleaning, maintenance, repair, decorating or alteration work at the Property during the progress thereof, and the final inspection of the completed work and the approval or disapproval, as appropriate, of all bills submitted for payment.

(d) In connection with the foregoing, Manager shall use its best efforts to obtain all necessary receipts, releases, waivers, discharges and assurances necessary to keep the Property free from mechanics' and materialmen's liens and other claims, all of which documentation shall be in such form as Owner requires and at Owner's expense. Subject to Sections 2.3 and 11.1, Manager shall pay all bills of such contractors, suppliers and entities properly approved by Manager, but such bills shall be at the expense of Owner and shall be paid by Manager from the Operating Account.

(e) Manager will require, and use its best efforts to assure, the maintenance by all parties performing work or providing labor, goods, utilities or services to or at the Property, without Owner's expense, of all insurance satisfactory to Owner and any mortgagee of the Property or any portion thereof, including, but not limited to, Worker's Compensation Insurance, Employer's Liability Insurance and insurance against liability for injury to persons and property arising out of all such contractors', suppliers', or other entity's operations, and the use of owned, non-owned or hired automotive equipment in the pursuit of all such operations.

(f) Manager shall not enter into any agreement or arrangement for the furnishing to or by the Property of goods, services or space with itself or with any Affiliate unless Owner has approved such agreement or arrangement in advance after full disclosure of such relationship. "Affiliate," for purposes of this item, means any person or entity (or a group of persons employed by the Manager) which directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Manager or any director, executive officer or stockholder of Manager. "Control" means the ownership of ten percent (10%) or more of the beneficial interest or the voting power of the appropriate entity.

2.8. Interruption of Property Operations. Manager shall use only such contractors, laborers and materials which in its best judgment will cause no interruption in the construction, alteration, maintenance, operation, occupancy or repair of the Property. If Owner shall notify Manager at any time that any contractor or type of labor or materials used by Manager in or about the Property have caused any unjustified interruption or difficulty then Manager, to the extent permitted by law, shall at the written request of Owner, promptly discontinue the use of any such contractor, laborer or material.

2.9.     Capital Expenditures.

(a) The Approved Budget shall constitute authorization for Manager to make any capital expenditures or tenant improvements to the extent that the expenditure does not result in cumulative monthly expenditures exceeding by more than $2,500, or 5%, whichever is less, of the cumulative monthly budgeted amount in any one accounting category of the Approved Budget. All other capital expenditures shall be subject to specific approval by Owner.

(b) With respect to the purchase and installation of major items of new or replacement equipment (including, without limitation, elevators (if applicable), heating or air-conditioning equipment, incinerators (if applicable), rugs, carpets or other floor covering), Manager shall recommend that Owner purchase these items when Manager believes such purchase is necessary or desirable. Unless Owner specifically waives such requirements, or approves a particular contract, Manager shall award all new or replacement equipment exceeding $1,000 on the basis of competitive bidding, solicited in the following manner:

                         (i) Manager shall obtain a minimum of three (3) written bids for each purchase;

                         (ii) Manager shall solicit each in a form approved by Owner so that uniformity will exist in the bid quotes; and

                         (iii) Manager shall provide Owner with all bid
                               responses accompanied by Manager's
                               recommendations as to the most acceptable bid.

         If Manager advises acceptance of other than the lowest bidder, Manager shall specify its recommendations in writing.

(c) Owner may accept or reject any bid. Owner will communicate to Manager its acceptance or rejection of bids. Owner may pay for capital expenses from its own resources or the replacement reserve, or may authorize payment by Manager of its duties and obligations under this Agreement or as required under any lease covering any portion of the Property.

2.10.    Permits and Authorization.

(a) Manager shall obtain and keep in full force and effect all obtainable licenses, permits, consents and authorizations as may be necessary for the maintenance, operation, management, promotion, repair, servicing or occupancy of the Property or for the proper performance by Manager of its duties and obligations under this Agreement or required under any lease covering any portion of the Property.

(b) The cost of keeping in full force and effect all necessary licenses, permits, consents and authorizations shall be at Owner's expense, except that the cost of obtaining and keeping in full force and effect those licenses, permits, consents, and authorizations necessary for the proper performance by Manager and its employees of its or their duties or obligations shall be at Manager's expense. All licenses, permits, consents and authorizations shall be in the name of Owner, or its designee if required by Owner.

(c) Manager shall obtain any other licenses, permits, consents or authorizations upon Owner's request. Unless Owner specifically waives such requirements or approves a particular contract, either by memorandum or as an amendment to the contract, all service contracts shall be subject to bid under the procedure as specified in Section 2.9.

(d) If this Agreement terminates pursuant to Article 17, Manager, at Owner's option, shall assign to Owner's nominee all of Manager's interest in all service agreements pertaining to the Property.

2.11.    Taxes, Mortgages.

(a)      Unless Owner otherwise requests, Manager shall:

                         (i) obtain and verify bills for real estate and personal property taxes, general and special real property assessments and other like charges which are or may become liens against the Property and recommend payment or appeal as in its best judgment it may decide; and

                         (ii) make each payment from funds provided by Owner or
                              from the Operating Account on account of all taxes or of each lease, mortgage, deed of trust or other security instrument, if any, affecting the Property, and to pay all utilities, unless otherwise instructed. Manager shall ascertain the assessment and report such assessment to Owner.

(b) Manager, if requested by Owner, will cooperate to prepare an application for correction of the assessed valuation to be filed with the appropriate governmental agency.

2.12. Inspections. Manager shall provide regular and systematic inspections of the Property including, without limitation, the buildings, grounds, and parking areas in order to comply with all Requirements (as defined in Section 2.2) and assure proper maintenance of the Property. Manager shall not use armed guards or guard dogs to provide security at the Property without the prior written approval of Owner.

2.13. Policies and Procedures. Manager shall consult with and advise Owner concerning all policies and procedures not already established by this Agreement and implement all instructions of Owner concerning such policies and procedures. All major policies and procedures shall be subject to the approval of Owner. Moreover, Manager, at the request of Owner, shall schedule regular meetings with Owner to discuss all aspects of the Property's operation and performance.

2.14.    Complaints.

(a) Manager shall handle all complaints and requests from tenants, concessionaires, licensees or parties. Manager shall record each such complaint or request and its disposition in a logbook kept at the Property and available for inspection by the Owner. Manager promptly shall notify Owner of any major complaint made by any tenant, concessionaire, licensee, or party. Manager promptly shall notify Owner of any defective condition in the Property of which Manager knows which is a breach, default or violation of any lease, contract or agreement relating to the Property or of any requirement of any mortgage, insurance company, governmental body or agency, and shall promptly provide Owner with copies of all documentation relevant to any such matter.

(b) Manager promptly shall notify Owner and, if directed by Owner, Owner's general liability carrier after notice or knowledge of any personal injury or property damage occurring at the Property which gives rise to a claim by any tenant or third party and forward to Owner and, if directed by Owner, the insurance carrier, any summons, subpoena, or other legal document served upon Manager relating to actual or alleged potential liability of Manager or Owner.

2.15. Cooperation. Manager shall give Owner all pertinent information to defend or otherwise dispose of any legal proceedings relating to Owner or the Property. Although Manager shall have no obligation to institute in its name or in Owner's name any landlord/tenant proceedings, Manager at Owner's request will assist in Owner's prosecution of any such proceeding and will assist Owner in any proceedings relating to the Property and instituted in Owner's name.
Such assistance will include, without limitation, coordinating and participating in such proceedings with Owner's counsel, all without additional cost to Owner.

2.16.    General Duties.  Manager shall:

(a) maintain as the property of the Owner and readily accessible to Owner orderly files containing rent records, insurance policies, leases and subleases, correspondence, receipted bills and vouchers, bank statements, canceled checks, deposit slips and debit and credit memos, and all other documents and papers pertaining to the Property or the operation thereof;

(b) provide reports for Owner's accountants in the preparation and filing by Owner of each income or other tax return required by any governmental authority;

(c) consider and record tenant service requests in systematic fashion showing the action taken with respect to each, and thoroughly investigate and report to Owner in a timely fashion with appropriate recommendations all complaints of a nature which might have a material adverse affect on the Property or the Approved Budget.

(d) supervise the moving in and moving out of tenants; arrange, to the extent possible, the dates thereof to minimize disturbance to the operation of the Property and inconvenience to other tenants; and render an inspection report, an assessment for damages and a recommendation or the disposition of any deposit held as security for the performance by the tenant under its lease with respect to each premises vacated;

(e) check all bills received for the services, work and supplies ordered in connection with maintaining and operating the Property and, except as otherwise provided in this Agreement pay such bills when due and payable;

(f) be responsible for implementing all directives of Owner regarding the Property, and such other functions or activities which are consistent with this Agreement and necessary or desirable to achieve the maximum efficiency and success of the Property, unless Owner shall determine that any such function or activity is outside the scope of Manager's authority, in which event Manager, upon notice from Owner, shall cease performing such functions and activities;

(g) directly supervise, manage and be responsible for other matters coming within the terms of this Agreement;

(h) not engage in any activity or omit to do any act or permit third parties to engage in any activity on the Property which would adversely affect or threaten to adversely affect the title and interest of Owner in the Property; and

(i) fully cooperate with Owner in the event Owner shall decide to sell, pledge or otherwise encumber or transfer part or all of its interest in the Property (including without limitation, assembling and copying due diligence information, furnishing certified rent rolls and other data, prepare and obtain estoppel certificates, and such other similar activities as may be required).

2.17. Limitation of Authority. Manager shall not, without the prior approval of Owner:

(a) make any expenditure, whether from the Operating Account or otherwise, or incur any obligation on behalf of Owner, except for (i) expenditures or obligations approved by Owner, (ii) expenditures made and obligations incurred directly pursuant to the Approved Budget, and (iii) expenditures made under such circumstances as Manager shall deem an emergency. All other obligations incurred or expenditures made by Manager shall be the obligation and responsibility of Manager and shall not be the obligation or responsibility of the Owner, and Manager shall hold Owner harmless from and indemnify Owner against any and all such obligations or expenditures;

(b) convey or otherwise transfer, pledge or encumber any property or other asset of Owner;

(c) commence or threaten to commence any legal proceeding in performing its obligations under this Agreement (other than routine evictions and actions against tenants for non-payment of rent), unless Owner has approved such proceedings and the counsel retained in connection with such proceedings. Manager, at Owner's request, shall institute and coordinate such proceedings with counsel selected and approved by Owner, except that Owner shall retain final authority over the conduct of any such proceedings;

(d) terminate leases, except in accordance with any guidelines approved by Owner for the enforcement of leases;

(e) pledge the credit of Owner except for purchases made in the ordinary course of operating the Property or as otherwise contemplated pursuant to this Agreement;

(f) obligate Owner for the payment of any fee or commission to any real estate agents or brokers, including the Manager itself (unless pursuant to a program previously approved by Owner);

(g) borrow money or execute any promissory note or other obligation or mortgage, deed of trust, security agreement or other encumbrance in the name of or on behalf of Owner; or

(h) permit any office or employee of Manager or any third party to handle, have access to or be responsible for monies or personal property of Owner or bank accounts related to the Property (including the Operating Account and the Security Deposit Account), unless such property is bonded or insured pursuant to Section 3.1.

                           ARTICLE 3. EMPLOYEES

3.1.     Employees; Independent Contractor.

(a) Subject to the limitations set forth in the Agreement and subject to the prior approval of Owner, Manager shall have the sole duty to:

                         (i) hire, promote, supervise, direct, discharge and train the personnel necessary for the continuing maintenance and operation of the Property in accordance with the obligations of Manager under this Agreement;

                         (ii) establish the terms of compensation for such personnel, and obtain coverage of all employees by fidelity bond or under a comprehensive crime insurance policy and liability insurance in amounts satisfactory to Owner, as more particularly described in Sections 5.2 and 5.3 of this Agreement; and

                         (iii) establish and maintain all policies relating to
                               the employment of such personnel.

(b) During the term of this Agreement, Manager shall employ such employees as Owner shall reasonably deem adequate. Manager shall not change the number of employees retained for the management and operation of the Property without obtaining Owner's prior approval.

(c) Manager will negotiate with any union lawfully entitled to represent such employees and shall execute, in its own name, and not as an agent for Owner, collective bargaining agreements or labor contracts resulting therefrom. Owner shall have no liability with respect to any employment arrangements with employees employed in connection with the management of the Property, and all employment arrangements shall confirm this understanding.

(d) Manager shall comply with all applicable governmental requirements relating to workmen's compensation, social security, unemployment insurance, hours of labor, wages, working conditions, employment discrimination, and other employer-employee related matters and shall prepare and file all forms required in connection therewith.

3.2. Key Employees. Except for the initial Manager hires, Manager shall submit to Owner the complete and detailed resumes of each candidate that Manager elects for the position of property manager to permit Owner to assure itself of such candidate's objective qualifications. Owner shall have the right to a personal meeting with any proposed property manager and, notwithstanding any other provision of this Agreement, the assignment of such candidate shall be subject to the prior approval of Owner.

3.3. Exhibit of Employees. Manager initially shall employ in the direct management of the Property those employees so designated on Exhibit B to this Agreement. Exhibit B which shall be delivered to Owner within 30 days from the date of this agreement, sets forth the title and pay rate of each initial employee. All employee salaries and positions shall be consistent with the Approved Budget, (defined in Article 4.1.)

3.4. Compensation of Employees. Except as expressly provided in Section 4.1(d) or as approved by Owner, Manager, at Manager's sole cost and expense, during the term of this Agreement, shall pay all compensation of its employees at the Property.

3.5.     Compliance with Legal Requirements.

Manager shall:

(a) execute and timely file all forms, reports and returns required by law relating to the employment of personnel employed by Manager in connection with the Property;

(b) directly control the time and manner of the work and services to be performed by the employees of Manager and comply with all governmental requirements applicable to such employees; and

(c) make all necessary payroll deductions for disability and unemployment insurance, social security, withholding taxes and other applicable taxes and prepare, maintain and file all necessary reports with respect to such taxes or deductions and all other necessary statements and reports.

3.6.     Employment of Professionals.

(a) When approved by Owner, and at Owner's expense, Manager shall retain and coordinate the services of all independent architects, engineers, accountants, attorneys and other professional persons and entities necessary or appropriate, in Owner's judgment, in connection with the Property. The terms of retention or employment of such parties and all compensation payable at Owner's expense to such parties shall be subject to the prior approval of Owner.

(b) Manager shall discharge and terminate the services of any such party as soon as possible under receipt of a request from Owner. Manager in implementing such discharge and termination shall not act in a manner which will increase, enlarge or adversely affect Owner's liability, if any, for damages or claims.

3.7. Nondiscrimination. Manager shall not discriminate against any employee or applicant for employment in connection with the management of the Property because of race, creed, color, disability, age, sex, marital status or national origin. Manager will take affirmative action to ensure that applicants are employed, and that employees are treated during employment, without regard to their race, creed, color, disability, age, sex, marital or familial status or national origin. Such affirmative action shall include but not be limited to the following: employment, upgrading, demotion or transfer, recruitment or recruitment advertising, layoff or termination, rates of any or other forms of compensation, and selection for training, including apprenticeship. Manager agrees to post in conspicuous places, available to employees and applicants for employment, notices setting forth the provisions of this nondiscrimination clause.

                   ARTICLE 4. BUDGETS AND ACCOUNTING

4.1.     Approved Budgets and Operating Plan.

(a) Owner has approved a Budget for 1998 for the promotion, operation, leasing (including leasing parameters for the Property), repair, maintenance and improvement of the Property for the period from January 1, 1998 to December 31, 1998.

(b) Manager shall submit by July 1 of each year to Owner an operating and capital budget (the "Proposed Budget") on a monthly basis for the promotion, operation, leasing (including leasing parameters for the Property), repair, maintenance and improvement of the Property for the period ending on December 31 of the following year which shall be subject to Owner's approval.

(c) Owner shall have sixty (60) days following the date of submission to review and approve or object to the Proposed Budget. Owner shall be deemed to have approved the Proposed Budget if Owner fails to respond within such sixty (60) day period. The Proposed Budget approved by Owner shall be designated the "Approved Budget."

(d) The Proposed Budget shall show in detail the estimated receipts, reserves and expenditures (capital, operating and other) for the period covered by the Proposed Budget on a month-to-month accrual basis, including the estimated net operating income for purposes of Schedule
         H. The Proposed Budget will include a cash flow statement setting forth the actual timing of the payments of all expenditures. The Proposed Budget shall set forth the proposed payments of any compensation or fee in the period covered by the Proposed Budget to any person or entity. Each Proposed Budget shall set forth the details of the assumptions made as a basis of the Proposed Budget. The Proposed Budget also shall set forth in a separate schedule detailed projections respecting each of the following:

                    (i)    proposed lease rates for each unit type;

                    (ii)   proposed concessions for each unit type;

                    (iii)  working capital requirements, if any;

                    (iv)   capital improvements proposed;

                    (v)    proposed contracts;

                    (vi) book and tax depreciation and amortization, including building improvements and equipment, tenant improvements and leasing commissions;

                    (vii)  utility rates and consumption costs;

                    (viii) service contract costs broken down on a contract-by-
                           contract basis;

                    (ix) base rents, electricity income (if applicable), tax escalations, operating escalations and other income; and

                    (x) insurance costs by coverage with deductibles indicated.

         The Proposed Budget shall not include any compensation (including fringe benefits) of any of Manager's officers or employees other than those listed on Exhibit B. Approval of a Proposed Budget shall not be deemed approval of the form of any contract or agreement in connection with the expenditure authorized. Manager shall submit all such contracts and agreements to Owner for approval before execution by Manager, unless Owner has agreed to forego its right of approval.

(e) If either Owner or Manager determines that the Approved Budget is not compatible with the prevailing condition of the Property, Manager shall prepare a revised Proposed Budget for the balance of the fiscal year and submit such revised Proposed Budget to Owner within fifteen
         (15) days after (i) receipt of notice of such determination by Owner or (ii) such determination by Manager. The revised Proposed Budget shall be subject to review and approval by Owner in the same manner and with the same effect as the original Proposed Budget.

(f) Manager shall use all reasonable diligence and employ all reasonable efforts to ensure that the actual cost to maintain and operate the Property shall not exceed the Approved Budget. Manager shall charge all expenses to the proper line item entry as specified on Exhibit C to this Agreement and not in any other accounting categories. During each calendar year, Manager shall inform Owner of any increase or decrease in costs and expenses not foreseen during the budget preparation period and not included in the Approved Budget as soon as Manager knows of such changes.

(g) Upon submission of the Proposed Budget, Manager shall submit each year to Owner for approval by Owner an operating plan for the Property, including a proposed list of improvements to the Property and plans for the general operation, marketing and maintenance of the Property. The Owner shall review and comment on the plan and make whatever changes the Owner deems appropriate. Thereafter the Manager shall revise the operating plan in accordance with the Owner's requirements and such revised plan shall be the plan for such year.

                             ARTICLE 5. INSURANCE

5.1.     Insurance.

(a) Owner, at its expense, may in its sole discretion obtain and keep in force (i) insurance against physical damage (such as fire with extended coverage endorsement, boiler and machinery) with a full replacement cost endorsement and (ii) insurance against liability for loss, damage or injury to property or persons which might arise out of the occupancy, management, operation or maintenance of the Property.

(b) Manager shall be responsible for familiarizing itself with the proper insurance coverage for the Property, and shall aid and cooperate in every reasonable way with respect to such insurance and any loss thereunder. Owner may include in its hazard policy covering the Property all personal property, fixtures and equipment located thereon which are owned by Owner. Manager, on behalf of itself and its agents and representatives, hereby waives all subrogation rights or other rights of recovery against Owner with respect to property damage. Manager shall include in any fire policies for its furniture, furnishings or fixtures situated at the Property appropriate clauses pursuant to which the respective insurance carriers shall waive all rights of subrogation with respect to losses payable under such policies.

(c) Manager shall investigate and after advance notice and approval by Owner, shall submit a written report to the insurance carrier and Owner as to all accidents, claims for damage relating to the ownership, operation and maintenance of the Property, any damage to or destruction of the Property and the estimated costs of repair thereof, and prepare and file with the insurance company in a timely manner and otherwise as the insurance company requires (and the Owner approves) all reports in connection therewith. Manager shall take no action (such as admission of liability) which might preclude Owner from obtaining any protections provided by any policy held by Owner or which might prejudice Owner in its defense to a claim based on the applicable loss.

(d) Manager shall settle all claims against insurance companies arising out of any policies, including the execution of proofs of loss, the adjustment of losses, signing and collection of receipts and collection of money, except that Manager shall not settle claims in excess of $1,000 without the prior approval of Owner.

5.2. Manager's Insurance. Manager shall maintain, at its sole expense, the following insurance:

(a) Commercial general liability insurance with limits of not less than Three Million Dollars ($3,000,000) each occurrence and aggregate, combined single limit for bodily injury, property damage, personal injury and advertising injury, with an endorsement naming the Owner as additional insured; and,

(b) Comprehensive automobile liability insurance with limits of not less than One Million Dollars ($1,000,000) each occurrence, combined single limit for bodily injury and property damage to include owned, non-owned and hired automobiles. Such insurance shall be endorsed to include the Owner as additional insured; and,

(c) Workers compensation insurance - statutory coverage as required by the applicable State law; and.

(d) Employer's liability insurance with limits of not less than $500,000 each accident/$500,000 policy limit - disease/$500,000.00 each employee - disease; and,

(e) Commercial umbrella excess liability with limits of not less than $5,000,000 each occurrence and aggregate.

Manager shall provide Owner with certificates evidencing such insurance within ten (10) days following the date of this Agreement. All policies of insurance required by this Section shall be endorsed to provide thirty (30) days' prior written notice in the event of cancellation or reduction in coverage. Manager shall provide Owner with certificates at least ten (10) days prior to the expiration of any policy or policies required herein.

5.3. Manager's Fidelity Bond. Manager and all those of Manager's employees who have access to or are responsible for the handling of the Owner's funds, at Manager's sole expense, also shall be bonded by a fidelity bond in such reasonable amount and having such deductible as shall be determined from time to time by Owner and underwritten by a bonding company selected by Manager and approved by Owner. Manager shall deliver to Owner, within ten (10) days following the date of this Agreement a certificate evidencing such bond and an agreement that such coverage cannot be canceled without thirty (30) days' prior notice to Owner. If Manager is unable to procure such bond, Owner, at its option, may attempt to procure such bond at Manager's expense and Manager shall fully cooperate with Owner in this regard.

5.4. Contractor's, Subcontractor's Insurance. Manager shall require any and all contractors and/or subcontractors entering upon the Property to perform services to have, at the contractor's or subcontractor's expense, and in a form acceptable to the Owner, the following minimum insurance coverage:

(a) Worker's Compensation - Statutory Coverage as required by the applicable State law;

(b) Employer's liability insurance with limits of $500,000 each accident/ $500,000 policy limit - disease/$500,000 each employee - disease;

(c) Commercial general liability insurance with limits of Three Million Dollars ($3,000,000) each occurrence and annual aggregate, combined single limit for bodily injury, property damage, with an endorsement naming the Manager and Owner as additional insureds; and

(d) Comprehensive auto liability insurance with limits of One Million Dollars ($1,000,000) each occurrence, combined single limit for bodily injury and property damage to include owned, non-owned and hired automobiles. Such insurance shall be endorsed to include the Manager and Owner as additional insured; and

(e) Commercial umbrella excess liability with limits of Five Million Dollars ($5,000,000) each occurrence and aggregate.

If the value of a contractor's or subcontractor's contract is in excess of Five Million Dollars ($5,000,000), Manager shall consult with Owner prior to the execution of such contract. Owner shall determine the appropriate amount of insurance required in connection therewith and shall inform Manager of such insurance requirements.

Manager shall obtain Owner's written permission before waiving any of the above requirements.

Prior to the commencement of any work by a contractor or subcontractor, Manager shall obtain and keep on file certificates evidencing that the insurance required by this section has been obtained. All policies of insurance required herein shall be endorsed to provide thirty (30) days' prior written notice to the Manager and Owner in the event of cancellation or reduction in coverage.

             ARTICLE 6. FINANCIAL REPORTING AND RECORDKEEPING

6.1.     Books of Accounts.

(a) Manager shall maintain adequate and separate books and records for the Property with the entries supported by sufficient documentation to ascertain their accuracy with respect to the Property. Manager shall maintain such books and records at Manager's office at the Property or at Manager's address as set forth in Section 14.1.

(b) Manager shall maintain such control over accounting and financial transactions as is reasonably necessary to protect Owner's assets from theft, error or fraudulent activity by employees of the Manager. Manager shall bear losses arising from such instances, including, without limitation, the following:


                         (i) theft of assets by Manager's associates, principals or officers or those individuals affiliated with Manager;

                         (ii) overpayment or duplicate payment of invoices arising from either fraud or gross negligence;

                         (iii) overpayment of labor costs arising from either
                               fraud or gross negligence, unless credit is subsequently received by Owner;

                         (iv) overpayment resulting from payment or transfer of property from suppliers to Manager's employees or associates arising from the purchase of goods or services for the Property; and

                         (v) unauthorized use of facilities or equipment by Manager or Manager's employees or associates.

6.2. Account Classification. Manager shall adopt a system of classification of accounts as set forth on Exhibit D.

6.3.     Monthly Operating Statement; Financial Report.

(a) No later than the fifteenth (15th) day of each month, Manager shall furnish to Owner, a monthly report (the "Monthly Operating Statement") detailing all relevant activity and a monthly financial report (the "Monthly Financial Report:) in the form shown on Exhibit E containing all financial transactions occurring during the prior month, which for the purposes of this Agreement and modified periodically as required by Owner.

(b) The Monthly Financial Report shall be prepared on both a cash and accrual basis according to generally accepted accounting principles with no qualifications objectionable to Owner.


(c) The Monthly Operating Statement shall include in narrative form, a report on all significant operations of the Property in the prior month and shall contain information in the form of text, charts, graphs or schedules as necessary to address activities at the Property in the following areas:

                         (i)   The number of leases executed;

                         (ii) The number of leases amended, modified, extended, renewed or terminated;

                         (iii) Current market trends;

                         (iv) Lease expirations and the relevant details about each;

                         (v) Any relevant details about the type and the number of move outs;

                         (vi) Tenant improvement construction or alterations (if applicable);

                         (vii) Arrears in rent or any other type of payment from
                               all tenants;

                         (viii)Litigation of any type which affects the Property
                               directly or indirectly;

                         (ix)  Personnel changes in the staff of the Manager;

                         (x) Maintenance contracts executed, amended or terminated by Manager related to the Property;

                         (xi) Major maintenance work being undertaken at the Property during the previous month or to commence in the next two (2) months; and

                         (xiii)Any other items of interest to the Owner that the
                               Manager believes contributes to the carrying out of the Manager's fiduciary duty as manager of the Property.

6.4.  Final Statement

(a) Manager shall also deliver to Owner within sixty (60) days after (i) the close of a calendar year and (ii) the termination of this Agreement, unaudited financial statements (the "Final Statement"), including, without limitation,

                         (i)   statement of income and expenses;

                         (ii)  balance sheet;

                         (iii) cash flow statement;

                         (iv)  variance report; and

                         (v)   year-to-date detailed General Ledger.

(b) The Final Statement shall be prepared on a cash and accrual basis according to generally accepted accounting principles with no qualifications objectionable to Owner.


6.5. Supporting Documentation. As additional support to the Monthly Financial Report, unless otherwise directed by Owner, and at the expense of the Owner, if requested by Owner, Manager shall copy and forward to Owner, or to Owner's designee, no later than the fifteenth (15th) day of each month copies of the following documentation for the prior month:

(a) all bank statements, bank deposit slips, bank debit and credit memos, canceled checks (if requested by Owner) and bank reconciliations;

(b)      detailed cash receipts and disbursement records;

(c) detailed trial balance for receivables and payables and billed and unbilled revenue items;

(d)      paid invoices, or microfiche copies thereof (if requested by Owner);

(e)      detailed adjusting journal entries as part of the annual audit process;

(f)      support documentation for payroll, payroll taxes and employee benefits;

(g)      appropriate details of accrued expenses and property records;

(h) detailed statement of Manager's transactions with any affiliates (as defined in Section 2.7);

(i)      detailed cash reconciliations; and

(j) information regarding the operation of the Property as is reasonably requested by Owner for preparation of the tax returns for the Owner.

                       ARTICLE 7. OWNER'S RIGHT TO AUDIT

7.1.     Owner's Right to Audit

(a) Owner, or persons appointed by Owner, at Owner's expense, may examine all books, records and files maintained for Owner by Manager. At Owner's expense and upon reasonable notice, Owner may perform any audit or investigations relating to Manager's activities either at the Property or at any office of Manager if such audit or investigation relates to Manager's activities for Owner.

(b) Should Owner's employees or appointees discover either weaknesses in internal control or errors in recordkeeping, Manager shall undertake with all appropriate due diligence to correct such discrepancies either upon discovery or within a reasonable period of time. Manager shall inform Owner in writing of the action taken to correct any audit discrepancies.

(c) Each audit conducted by Owner's employees or appointees will be at the sole expense of Owner, except that if any audit reveals errors or discrepancies due to fraud, negligence or gross negligence in excess of two percent (2%) of Gross Rental Revenue, as defined below in
         Section 13.2, Manager shall pay the cost of such audit.

                           ARTICLE 8. BANK ACCOUNTS

8.1.     Depository and Operating Accounts.

(a) Manager shall deposit daily all rents and other funds collected from the operation of the Property in a bank designated by Owner in a special account for the Property in the name of Owner or as Owner may designate, as follows: The St. Andrews Depository Account" (the "Depository Account"). Manager shall not have the right to draw on the Depository Account, except to make transfers to Owner's investment account.

(b) Owner shall deposit either into an operating account designated as follows: "The St. Andrews Operating Account" or into Manager's general account (either account is defined as the "Operating Account") the initial rent receivable from operation of the Property, or such greater or lesser amount as may be necessary to pay the first month's budgeted expenses. Thereafter Owner shall maintain the Operating Account so that an amount at least as great as the budgeted expenses for such month is in such Operating Account as of the first of each month or such other time as Owner may select. If possible, the Depository Account and Operating Account shall be accounts for which all funds therein at the end of the day are invested overnight.

(c) Manager shall pay from the Operating Account the operating expenses of the Property and any other payments relative to the Property as required by this Agreement. If more than one account is necessary to operate the Property, each account shall have a unique name.

8.2.     Security Deposits

(a) If law requires a segregated account of security deposits, Manager will open a separate account at a bank approved by Owner. Manager shall maintain such account in accordance with applicable law. Manager shall use the account only to maintain security deposits and will designate the account as follows: The St. Andrews Security Deposit Account (the "Security Deposit Account").

(b) Manager shall account for all interest which security deposits earn and shall have the right to draw on such account and shall refund all security deposits from such account.

(c) Manager shall inform the bank to hold the funds in trust for Owner. Manager shall maintain detailed records of all security deposits deposited, and allow Owner or its designees access to such records. Manager shall obtain approval of Owner before the return of any deposit to a tenant.

8.3. Change of Banks. Owner may direct Manager to change the Depository Account, the Operating Account, or the Security Deposit Account bank arrangements. If the bank so designated by Owner is not a bank customarily used by Manager, then Owner shall pay any additional costs incurred by Manager to administer the new account.

8.4. Access to Account. As authorized by signature cards, representatives of Owner shall have access to all funds in the bank accounts described in Sections 8.1 and 8.2.

                      ARTICLE 9. PAYMENTS OF EXPENSES

9.1. Costs Eligible for Payment From Operating Account. Other than the Management Fee (the method for payment of which is set forth in Article 13), Manager may pay all expenses of the operation, maintenance and repair of the Property included in the Approved Budget directly from the Operating Account, subject to the conditions set forth in Article 2, including the following:

(a) costs of the gross salary and wages or proportional shares thereof, payroll taxes, workmen's compensation, termination benefits payable pursuant to applicable law and all other benefits of Manager's employees required to manage, operate and maintain the Property properly, afely and economically, which costs are approved by Owner pursuant to the Approved Budgets, subject to this Agreement, provided that shall not pay such employees in advance;

(b) cost to correct the violation of any governmental requirement relating to the leasing, use, repair and maintenance of the Property, or relating to the rules, regulations or orders of the local Board of Fire Underwriters or other similar body, subject to the limitations set forth in Section 2.3 and Section 2.5, if such cost is not the result of Manager's gross negligence;

(c) actual and reasonable cost to make all repairs, decorations and alterations, subject to Section 2.3 and 2.5, if such cost is not the result of Manager's gross negligence;

(d) cost incurred by Manager in connection with all service agreements approved by Owner;

(e) cost of collection of delinquent rents collected by a collection agent approved by Owner in advance of retention;

(f) legal fees of attorneys, provided such fees are included in the Approved Budget; legal fees not so included shall be eligible for payment from the Operating Account only if Owner has approved the specific rate for such attorney's fee and the specific task of such attorney in, advance of payment;

(g)      cost of all audits pursuant to the Owner's direction;

(h) cost of capital expenditures subject to the restrictions in Section 2.9 and in this Article;

(i) cost of printed checks for each bank account required by Owner plus any other bank charges;

(j) cost of all utilities provided to the Property and not billed directly to tenants;

(k) cost of advertising, including brochures and mailers, approved by Owner;

(l)      cost of printed forms and supplies required for use at the Property;
         and

(m) First Class postage for Monthly Operating Statements, Final Statements, and other normal, routine communications and overnight letter postage for time sensitive, extraordinary mailings.

Manager shall pay from the Operating Account the cost of refurnishing, rehabilitating, remodeling or otherwise preparing areas covered by leases as provided in the Approved Budgets. All other amounts payable with respect to the Property shall be payable from the Operating Account to the extent approved by Owner, as provided in this Agreement, or in such other manner as Owner designates.

                    ARTICLE 10. MANAGER'S NON-REIMBURSABLE COSTS

10.1. Non-reimbursable Costs. The following expenses or costs incurred by or on behalf of Manager in connection with the management and leasing of the Property shall be at the sole cost and expense of Manager and shall not be reimbursed by Owner:

(a) cost of gross salary and wages, payroll taxes, insurance, workmen's compensation, and other benefits of initial Property personnel whose positions are neither identified in Exhibit B nor subsequently approved by Owner,

(b) general accounting and reporting services within the reasonable scope of the Manager's responsibility to Owner;

(c) cost of forms, papers, ledgers, and other supplies and equipment used in the Manager's office at any location off the Property;

(d) cost of electronic data processing equipment, computers or computer software, located at the Manager's office off the Property for preparation of all reports or other communications prepared by Manager pursuant to this Agreement;

(e) cost of electronic data processing provided by any outside computer service companies for preparation of all reports or other communications prepared by Manager under the terms of this Agreement;

(f) cost of routine travel by Manager or Manager's employees or associates to and from the Property;

(g) cost attributable to losses arising from gross negligence or fraud on the part of Manager, Manager's associates or employees; and

(h) cost of insurance purchased by Manager for its own account or under Sections 5.2 and 5.3.

                    ARTICLE 11. INSUFFICIENT GROSS INCOME

11.1. Priorities. If at any time the amount of funds in the Operating Account shall be insufficient to pay the bills and charges incurred with respect to the Property, Manager will pay such items in the following order or priority:

(a)      first, to bills and charges for utilities and taxes;

(b) second, to bills and charges of vendors providing goods for the Property;

(c) third, to bills and charges of contractors providing services for the Property;

(d)      fourth, to Manager's fee as described in Section 13; and

(e)      fifth, to debt service for the Property.

11.2. Statement of Unpaid Items. After Manager has paid, to the extent of available gross income, all bills and charges based upon the ordered priorities set forth in Section 11.1, Manager shall submit to Owner a statement of all remaining unpaid bills.

11.3. Segregation of Accounts. If Manager manages several properties for Owner, or affiliates of Owner, Manager shall segregate into separate operating bank accounts the income and expenses of each property so as to apply gross income from each property only to the bills and charges from that property.

                    ARTICLE 12. LEASING OF THE PROPERTY

12.1. General Duties of Manager as Leasing Agent. Manager shall use diligent efforts to obtain tenants for, and negotiate leases for the Property available for rental. In that connection, Manager shall conduct the following activities:

(a) advise Owner in the promotion and advertising of the Property, including the development and implementation of marketing strategies;

(b)      assist Owner to develop the business terms of a standard lease form;

(c)      negotiate the leases; and

(d) undertake such other activities as is customary for a Manager to lease units in a first-class apartment project in the Metropolitan Area.

12.2.    Advertising Plan.

(a) Manager shall develop and submit to Owner, as part of its Proposed Budget, an annual marketing and publicity program (the "Marketing Plan") in connection with its overall marketing activities of the Property. The Marketing Plan of Manager shall be in form, scope and substance acceptable to Owner, and shall include, without limitation, the following:

                         (i) A mailing campaign incorporating brochures, circulars and flyers advertising the Property. Such written material shall be commensurate with the highest standards of similar brochures in the Metropolitan Area. Such written materials shall identify the Manager as the exclusive leasing broker of the Property.

                         (ii) Design and installation of a series of signs, including a general project identification sign indicating that residential units are available at the Property. Owner authorizes Manager to place a sign(s) at the Property if, in the Manager's opinion such would facilitate the leasing of the Property. All advertising and signage shall be subject to Owner's reasonable consent.

(b) Owner shall pay such expenses or reimburse Manager if Manager pays such expenses which are included in the Approved Budget or otherwise approved by Owner.

(c) If and to the extent reasonably requested by the Owner, Manager shall present alternative advertising programs or promotional material for Owner's consideration and evaluation.

12.3.    Reports to Owner.

(a) Manager shall submit to Owner monthly, annually, and upon termination, in each case within the time periods as set forth in Article 6, a summary report for such month showing the tenant prospects interested in space in the Property, the number of leases which have been executed and a calculation of the occupancy rate.

(b) Manager shall discuss with Owner from time to time, as may be reasonably requested by Owner, but in no event less than twice each month, to advise Owner as to the status of the leasing activities for the Property, and shall apprise Owner of its marketing program and a year-to-date summary of all the effectiveness of the marketing program in place and of alternative approaches which may be undertaken to maximize leasing.

(c) Manager shall assist Owner in connection with all matters and questions pertaining to Manager's activities hereunder and shall use its best efforts to coordinate marketing requirements with all other planning considerations of Owner with regard to the development and management of the Property.

(d) In addition to the foregoing, Manager shall perform such other services as are customarily performed or rendered by leasing agents in the Metropolitan Area.

12.4.    Fiduciary Relationship.

(a) Manager shall use diligent efforts (consistent with practices in the leasing and brokerage business in the Metropolitan Area), to negotiate and consummate leases for all available space at the Property at rents and upon other terms and conditions provided for in Section 12.5 or otherwise acceptable to Owner. Manager shall lease such space as expeditiously as possible, consistent with sound business practices under all of the circumstances relating thereto. Manager actively and diligently shall promote the Property and the space therein subject to Owner's approval and payment.

(b) Manager at all times shall act in a fiduciary capacity for Owner with respect to all of Manager's obligations under this Agreement. Manager shall deal at arms length with all third parties and act in the best interest of Owner in connection with its leasing activities.

12.5.    Execution of Leases.

(a) Attached as Exhibit F to this Agreement is a form lease for the Property as approved by Owner (the "Form Lease"). Manager shall negotiate and prepare leases on behalf of Owner conforming to the Form Lease and the leasing standards approved by Owner each year as established in the Approved Budget. The leasing standards approved by Owner are attached to this Agreement as Exhibit G. For all subsequent years, the parties shall attach to this Agreement or otherwise identify the leasing standards approved by the Owner pursuant to the Approved Budget.

(b) In order to solicit Owner's approval for a change in the Form Lease, Manager shall deliver to Owner a black-lined copy of the new Form Lease marked to show all changes made from the previously approved Form Lease. No tenant may occupy space on the Property without an executed lease.

12.6. Compliance with Laws. Manager shall recommend and with the approval of Owner take all action necessary to comply with the governmental requirements relating to the leasing of the space. Manager, with the approval of Owner, promptly shall remedy any violation of any such governmental requirements.

12.7. Tenant Funds. Manager, in its capacity as leasing agent, shall not accept or maintain any funds, whether by deposit or otherwise, paid tenants or prospective tenants and shall direct payment of such funds to Owner or to appropriate accounts maintained by Manager in its function as manager of the Property.

12.8. Dissemination of Information. Manager shall not at any time, whether during negotiations or after consummation of any lease or, without limitation, any amendment, extension, renewal or termination thereof, make any news release, public announcement, denial, or confirmation, or otherwise disseminate any information or publicity in connection with any activity under this Agreement without the prior consent of Owner. Manager shall keep confidential any privileged or confidential information obtained in connection with Manager's activities under this Agreement, except to the extent required by law and subject to Manager giving Owner a prior explanation as to why the law requires such disclosure.

12.9.    Sales Brokers and Other Leasing Agents.

(a) Manager shall have the exclusive right to lease the space in the Property during the term of this Agreement.

(b) Except if Manager is the sole procuring broker or agent and has executed a separate sales commission agreement with Owner, no commission shall be payable to Manager for or in connection with the sale or other disposition of all or any part of the Property by any broker or agent employed by Owner under this Article. Managers shall not hold itself out as a broker or sales agent, shall not on its own market the property for sale or disposition, and shall promptly forward all inquiries from prospective purchasers and their agents to Owner.

12.10. Manager's Obligations Upon Termination. With respect to Manager's leasing activities, immediately after termination of this Agreement, Manager shall deliver to Owner original leases, copies of all files, books, records, documents, prospect lists, and other matters in Manager's possession relating to the Property.

                          ARTICLE 13. COMPENSATION

13.1. Management Fee. Commencing December 1, 1997 Manager shall receive for its services in managing the Property in accordance with the terms of this Agreement, a monthly management fee as set forth in Exhibit H (the "Management Fee").

13.2. Gross Rental Revenue. The term "Gross Rental Revenue" as used herein shall mean the gross amount of payments to Owner or Manager for the benefit of Owner made as rent, fees, charges or otherwise for the use or occupancy of the Property of for any services, equipment or furnishings provided in connection with such use or occupancy, but Gross Rental Revenue shall not include security deposits, prepaid rents (if collected more than one month in advance), money received pursuant to bills separately rendered to tenants for tenant improvements or tenant reimbursements of water and sewer charges to be includeable in Gross Rental Revenue, or money received pursuant to tax and operating recapture or escalation clauses in lease instruments affecting the Property which have the effect of increasing income.

13.3 Payment of Management Fee. The Owner shall pay Manager the Management Fee in accordance with Exhibit H. The Management Fee shall be subject to appropriate annual adjustment promptly after Manager has delivered to Owner the Final Statement required by Article 6.4. The parties shall calculate the Management Fee on the basis of such Final Statement and as otherwise required by this Agreement. For any period of less than one month, the parties shall calculate the Management Fee on a proportionate basis.

                          ARTICLE 14. NOTICES

14.1.    Notices.

(a) All notices, demands, consents, approvals, reports and other communications provided for in this Agreement shall be in writing and shall be given to Owner or Manager at the address set forth below or at such other address as they may specify hereafter in writing:

         Owner:                     USF&G/LEGG MASON REALTY PARTNERS
                                    LIMITED PARTNERSHIP
                                    c/o USF&G Realty Partners
                                    6225 Centennial Way - Mailstop LB 0101
                                    Baltimore, Maryland  21209



                                    with a copy to:

                                    Nicholas F. McCoy, Esquire
                                    Legal Department
                                    6225 Centennial Way - Mailstop LB 0301
                                    Baltimore, Maryland 21209

                  Manager:          ZOM RESIDENTIAL SERVICES, INC,
                                    1950 Summit Park Drive
                                    Suite 300, Orlando, Florida  32810
                                    Attn: President

(b) Such notice or other communication may be mailed by United States registered or certified mail, return receipt requested, postage prepaid or nationally recognized overnight courier and shall be deposited in a United States Post Office or a depository for the receipt of mail regularly maintained by the post office or such overnight courier. Notices shall be deemed received upon the earlier of actual receipt, whether delivered by hand delivery, express services or other form of delivery.

                          ARTICLE 15. INDEMNIFICATION

15.1. Indemnification by Manager. Manager shall indemnify, defend and hold Owner harmless from any and all claims, demands, causes of action, losses, damages, fines, penalties, liabilities, costs and expenses, including reasonable attorney's fees and court costs, sustained or incurred by or asserted against Owner by reason of any negligence, willful action or fraud of Manager or which arise from Manager's breach or non-performance of Manager's obligations required by this Agreement. If any person or entity makes a claim or institutes a suit against Owner on a matter for which Owner claims the benefit of the foregoing indemnification, then

(a)      Owner shall give Manager immediate notice thereof in writing;

(b) Manager may defend such claim or action by counsel of its own choosing provided such counsel is reasonably satisfactory to Owner; and

(c) Neither Owner nor Manager shall settle any claim without the other's written consent.

15.2. Indemnification by Owner. Owner shall indemnify, defend and hold Manager harmless from any and all claims, demands, causes of action, losses, damages, fines, penalties, liabilities, costs and expenses, including reasonable attorney's fees and court costs, sustained or incurred by or asserted against Manager by reason of the operation, leasing, management and maintenance of the Property and the performance by Manager of Manager's obligations under this Agreement or which arise out of Owner's breach of the duties and obligations required by this Agreement to be performed by it (but only to the extent of Owner's interest in the Property) except for those which arise from Manager's negligence, willful action or fraud or by the breach or nonperformance of the Manager's obligations under this Agreement. If any person or entity makes a claim or institutes a suit against Manager on a matter for which Manager claims the benefit of the foregoing indemnification, then

(a)      Manager shall give Owner immediate notice thereof in writing;

(b)      Owner may defend such claim or action by counsel of its own choosing.

                     ARTICLE 16. CONTRIBUTIONS BY MANAGER

16.1.    Contributions

(a) Neither Manager nor any employee or third party acting on behalf of Manager shall make or take any bribes, kickbacks, or other payments regardless of form whether in money, property or services, directly or indirectly, to or for the benefit of any government official or employee, domestic or foreign, whether on the national level or a lower level, such as state, county or local (in the case of a foreign government also including any level inferior to the national level) and including regulatory agencies of governmentally-controlled businesses, corporations, companies or societies for the purpose of affecting his action or the action of the government he represents to obtain favorable treatment in securing business or to obtain special concessions, or to pay for business secured or special concessions obtained in the past.

(b) No money or property of Owner shall be paid or used or offered, nor shall Manager, any employee or third party acting on behalf of Manager directly or indirectly, pay or use or offer, consent or agree to pay or use or offer any money or property of Owner, for or in aid of any political party, committee or organization, or for, or in aid of, any corporation, joint-stock or other association organized or maintained for political purposes, or for, in aid of, any candidate for political office or for nomination for such office, or in connection with any election including referendum or constitutional amendment, or for any political purpose whatever or for lobbying in connection with legislation or regulation thereunder, or for the reimbursement or indemnification of any person for monies or property so used.

                            ARTICLE 17. TERMINATION

17.1.    Termination.  This Agreement shall terminate on the earlier of

                    (i) the sale or other transfer of the Property by Owner other than to an affiliate of Owner (defined below in this Section) or termination of Owner's right to collect the rents therefrom,

                    (ii)  termination as provided in Section 17.2 or 17.3,

                    (iii) termination as herein otherwise provided, or

                    (iv)  one (1) year from the date of this Agreement.

         "Affiliate of Owner" shall mean any person or entity (or a group of persons employed by the Owner) which directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Owner or any director, executive officer or stockholder of Owner. "Control" means the ownership of ten percent (10%) or more of the beneficial interest or the voting power of the appropriate entity.

17.2. Termination by Owner. Owner, in its sole and absolute discretion, on not fewer than thirty (30) days' written notice to Manager, may terminate Manager's management appointment under this Agreement with or without cause at any time.

17.3. Termination by Manager. Manager may resign its duties as Manager effective on the last day of any calendar month by giving written notice to Owner not fewer than one hundred eighty (180) days before the effective date of the resignation. The notice must specify the effective date of the resignation.

17.4. Mutual Obligations Upon Termination. Upon termination of this Agreement, each party shall continue to be liable for its own obligations through the termination date. Each shall pay to the other all amounts due under the terms of this Agreement within ten (10) days after determination of the applicable amounts.

17.5.    Manager's Obligation Upon Termination.

(a)      Upon the effective date of termination Manager shall

                  (i) give to Owner control of the Property and all rents and income of the Property and other monies of Owner then held by Manager or in any bank account (including, without limitation, the Operating Account (defined in Section 8.1) and the Security
                           Deposit Account (defined in Section 8.2);

                  (ii) deliver to Owner as received any monies or other property due Owner under this Agreement but received after termination;

                  (iii) deliver to Owner the originals of the books, permits, plans, leases, licenses, contracts, records, keys and all other materials, property and supplies pertaining to the Property or this Agreement;

                  (iv) confirm the assignment to Owner of any rights Manager may have to the records of the Property as Owner shall require; and

                  (v)      deliver all cash on hand derived from the Property.

(b) Manager hereby grants a power of attorney to Owner to endorse any checks received in connection with the Property, and hereby assigns to Owner effective upon the date of termination all rights Manager may have to the records of the Property. Manager shall do all other things necessary for an orderly transition of the management of the Property without detriment to the rights of Owner or to the continued management of the Property.

                           ARTICLE 18. MISCELLANEOUS

18.1. No Assignment by Manager. Manager may not assign or transfer in any manner all or any part of this Agreement either voluntarily or by operation of law, unless approved by Owner.

18.2. Consent and Approvals. Owner may give consents or approvals only by representatives of Owner from time to time designated in writing by Owner's designated representative in charge of property management located at the address designated in Section 14.1.

18.3. Amendments. Except as otherwise provided, each amendment, addition or deletion to this Agreement shall not be effective unless approved by the parties in writing.

18.4. Funds Held in Trust. Manager will hold in trust for Owner the Property records, funds pertaining to the Property and any other rental or other monies received by Manager from or on account of the operation, management or promotion of the Property which may belong to Owner.

18.5. Data Bank. Manager shall not include in any individual or pooled data bank (including without limitation computerized systems) any information with respect to the Property or tenants occupying portions thereof, including without limitation, information pertaining to the names or businesses of tenants, the amount of space occupied by any tenant, or the terms of any leases in the Property.

18.6. No Signs or Advertising. Manager shall make no publication, announcement or other public advertisement of Owner's name in connection with the Property except as required by applicable law or approved by Owner. Manager shall not place on the Property any sign indicating Owner's or Manager's name without Owner's prior authorization.

18.7. Successors and Assigns. Subject to the restrictions on transfers and encumbrances set forth herein, this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Reference to any entity or party shall include a reference to the successors and permitted assigns of such entity or party. Manager hereby consents to any assignment by Owner of the Agreement, including an assignment to Owner's lenders.

18.8. Additional Remedies. The rights and remedies of the parties under this Agreement shall not be mutually exclusive. The exercise of one or more of the provisions of this Agreement shall not preclude the exercise of any other provisions of this Agreement.

18.9. Attorneys Fees. Should any action be brought arising out of this Agreement, including without limitation any action for declaratory or injunctive relief, the prevailing party shall be entitled to reasonable attorneys' fees and costs and expenses of investigation all as actually incurred and including, without limitation, attorneys' fees, costs and expenses of investigation incurred in appellate proceedings or in any action or participation in, or in connection with, any proceeding under the federal Bankruptcy Code or any successor statutes, and any judgment or decree rendered in any such actions or proceedings shall include an award thereof.

18.10. Ownership of Fixtures and Personal Property. Manager acknowledges that Owner owns all fixtures and personal property situated on or about the Property and used in or necessary for the operation, maintenance and occupancy of the Property, excluding only personal property and fixtures owned by tenants under leases of space within the Property or owned or paid for by Manager from its funds and not on behalf of Owner.

18.11. Entire Agreement. This Agreement, including all exhibits attached hereto, represents the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior oral or written understandings. The attached exhibits are an integral part of this Agreement.

18.12. Amendments. Any amendment or waiver to this Agreement shall not be effective unless in writing signed by each party.

18.13. Terminology. All headings are for convenience and ease of reference only and irrelevant to the construction and interpretation of this Agreement. Each gender shall include each other gender. The singular shall include the plural and vice-versa.

18.14. Counterparts. The parties may execute this Agreement in any number of counterparts, each of which shall be deemed to be an original and all of which together shall comprise but a single instrument.

18.15. Interpretation. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

18.16. Governing Law. This Agreement and the obligations of Owner and Manager shall be interpreted, construed and enforced in accordance with the laws of the state where the Property is located.

18.17.   Survival.  The provisions of Sections 12.8, 12.9, 17.5 and 18.5 and
Article 15 and Article 18 shall survive the termination of Manager's management obligations under this Agreement.

18.18. No Waiver. The failure by Owner or Manager to insist upon the strict performance of or to seek remedy of any one of the terms or conditions of this Agreement or to exercise any right, remedy, or election set forth herein or permitted by law shall not constitute or be construed as a waiver or relinquishment for the future of such term, condition, right, remedy or election, but such item shall continue and remain in full force and effect.
All rights or remedies of Owner or Manager specified in this Agreement and all other rights or remedies that Owner or Manager may have at law, in equity or otherwise shall be distinct, separate and cumulative rights or remedies, and no one of them, whether exercised by Owner or Manager or not, shall be deemed to be in exclusion of any other consent, waiver or approval of Owner or Manager of any act or matter must be in writing and shall apply only to the particular act or matter to which such consent or approval is given.

18.19. Enforcement of Manager's Rights. In the enforcement of its rights under this Agreement, Manager shall not seek or obtain a money judgment or any other right or remedy against any general or limited partners or disclosed or undisclosed principals of Owner. Manager shall enforce its rights and remedies solely against the estate of Owner in the Property or the proceeds of any sale of all or any portion of Owner's interest therein.

18.20. Severability. If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement, where the application of such provisions or circumstances other than those as to which it is determined to be invalid or unenforceable shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

18.21. Binding Arbitration and Jury Trial Waiver.   The parties, on behalf of
themselves and their respective officers, directors, employees, agents, successors and assigns, agree that if they cannot resolve any dispute or claim between themselves (including, but not limited to, any dispute as to whether a particular matter must be arbitrated or any claim that a party was fraudulently induced into entering this contract or any part of this Agreement), the dispute or claim shall be decided solely and exclusively by final and binding arbitration. The location of the arbitration shall be in Baltimore, Maryland. The arbitration shall be in lieu of litigation in state or federal court and in lieu of trial by judge or by jury, and shall instead be conducted by JAMS-ENDISPUTE, or its successor, in accordance with its applicable Arbitration Rules and Procedures then in effect. The arbitrator(s) will be chosen from JAMS-ENDISPUTE's panel of retired judges. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction and the parties shall be entitled to utilize the courts to enforce the award. The parties hereby knowingly and voluntarily, and irrevocably waive their right to a trial by jury and agree that if the foregoing binding arbitration provision is determined for any reason to be unenforceable or inapplicable to a particular dispute then such dispute shall be decided solely by a judge (without the use of a jury) sitting in a court of competent jurisdiction. This binding arbitration and jury trial waiver provision shall survive termination of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date and year first above written.

                                           OWNER:

                                           USF&G/LEGG MASON REALTY PARTNERS
                                           LIMITED PARTNERSHIP

                                           By:      USF&G Realty Partners, Inc.
WITNESS:


_______________________________            By:_________________________(Seal)




                                           MANAGER:

                                           ZOM RESIDENTIAL SERVICES, INC.
WITNESS:


_______________________________            By: _________________________(Seal)

                                   Exhibit A

                             DESCRIPTION OF LAND


         Parcel 12, ORANGEWOOD NEIGHBORHOOD 2, according to the Plat thereof as recorded in Plat Book 17, Pages 81 through 87, Public Records of Orange County, Florida.

                                    Exhibit B

                           INITIAL PROPERTY EMPLOYEES


Property St. Andrews Apartments at Westwood


Location 11500 Westwood Boulevard,  Orlando, Florida

                 Employee                 No. With
                 Title                    Title          Rate

On-Site:         Community Manager        1
                 Leasing Consultant       2
                 Maintenance              1
                 Supervisor
                 Maintenance Assistant    1


Off-Site:

                                    Exhibit C

                                BUDGET CATEGORIES

                                 [See Attached]

                                    Exhibit D

                             ACCOUNT CLASSIFICATION


Account Number             Account Name

                                    Assets

10-10-00                   Cash-Depository
10-11-00                   Cash-Operating
10-12-00                   Cash-Security Deposits
10-20-00                   Accounts Receivable
10-25-00                   Allowance for Doubtful Accounts
10-26-00                   Notes Receivable
10-30-00                   Prepaid Insurance
10-31-00                   Prepaid Expenses
10-32-00                   Deposits
10-40-00                   Abated Rent
10-50-00                   Building and Improvements
10-52-00                   Tenant Improvements
10-54-00                   Furniture and Equipment
10-55-00                   Parking Lot
10-56-00                   Accumulated Depreciation
10-57-00                   Loan Fees
10-58-00                   Accumulated Amort.-Loan Fees
10-60-00                   Lease Commissions
10-65-00                   Accumulated Amort.-Lease Commissions
10-66-00                   Organization Costs
10-67-00                   Accumulated Amort.-Org. Costs
10-70-00                   Land
10-80-00                   Other Assets

                                    Liabilities

20-10-00                   Accounts Payable
20-11-00                   Accrued Expenses
20-15-00                   Construction Payable
20-20-00                   Security Deposits
20-25-00                   Prepaid Rent
20-30-00                   Accrued Property Taxes
20-40-00                   Other Liabilities
20-50-00                   Mortgage Payable
20-55-00                   Note Payable-USF&G

                                    Capital

30-05-00                   [Investment by USF&G/Legg Mason]
30-06-00                   [Investment by F&G Life]
30-10-00                   Current Year
30-15-00                   Retained Earnings

                                    Revenue

40-10-00                   Rental Income
40-30-00                   Corporate Income
40-40-00                   Expense Reimbursements
40-55-00                   Interest Income
40-60-00                   Miscellaneous Income

                                    Expenses

50-10-00                   Janitorial/Cleaning
50-15-00                   Maintenance
50-20-00                   Grounds & Landscaping
50-25-00                   Security
50-30-00                   Utilities
50-40-00                   Other Operating
50-45-00                   Marketing & Leasing
50-50-00                   General and Administrative
50-55-00                   Payroll
50-60-00                   Corporate Expenses
50-65-00                   Management Fees
50-70-00                   Insurance
50-75-00                   Real Estate Taxes
50-80-00                   Bad Debt Expense
50-85-00                   Interest
50-90-00                   Depreciation
50-95-00                   Lease Commission Amortization
50-96-00                   Other Amortization

                                    Exhibit E

                            MONTHLY FINANCIAL REPORTS



         Monthly and annual operating reports;
         Monthly rent roll, including a lease expiration schedule for the current year;
         Monthly tenant aged receivables report;
         Monthly tenant and leasing status reports, including percentage occupancy and percentage leased schedule by unit type, recap of move-out reasons, forecast of lease expirations, source of traffic summary, closing ratios by leasing agent and unit mix and asking rent schedule;
         Monthly and annual narrative budget/actual variance reports;
         Monthly balance sheet;
         Monthly and annual source and use of cash reconciliations;
         Monthly management fee reconciliation;
         Monthly detailed general ledger;
         Monthly bank statements and reconciliations;
         Monthly wire advice confirmation of any mortgage payments;
         Monthly canceled checks if requested by Owner and paid receipts of real estate property taxes and assessments and all insurance premium payments;
         Schedule of accounts receivable and doubtful accounts;
         Prepaid insurance schedule;
         Loan fee amortization schedule;
         Fixed asset schedules (bldg. & ff&e);
         Accounts payable schedule;
         Accrued property tax schedule;
         Equity roll forward schedule;
         Schedule of prepaid rent;
         Schedule of security deposits;
         Monthly tenant service request and action report;
         Copies of all leases and modifications, amendments and subleases of leases executed during the prior month;
         Monthly tenant security deposit reconciliation;
         Monthly reconciliation of cash deposited with rents recorded on rent roll;
         Monthly property inspection report
         Monthly narrative summary of market conditions, including survey of market comparables occupancy, asking rents and concessions;
         Monthly recap of capital expenditures, including a detail of expenditures for carpet replacements, noting apartment unit number, reason replaced, cost and year to date number of replacements; and
         Monthly narrative description of current month and planned social activities.

                                    Exhibit F

                                   FORM LEASE


                                 [See Attached]

                                    Exhibit G

                                LEASING STANDARDS

All leases for space in the Property shall conform with the conditions set forth below (the "Leasing Standards") or upon such other terms as Owner may reasonably accept:

1. The primary term of any lease shall be for a term of not fewer than seven months nor more than twelve months.

2. The standard form of lease shall not be materially altered or amended without the prior written consent of Owner.

3. All leases conforming to this Exhibit G and which are on the form lease as set forth on Exhibit F shall be duly authorized and properly executed by Manager on behalf of Owner pursuant to all necessary corporate or partnership action.

These leasing standards shall apply from the date of this Agreement until otherwise modified in writing by Owner by advice of Manager.

                                    Exhibit H

                           SCHEDULE OF MANAGEMENT FEE


Base Fee:                  3.5% of Gross Rental Revenue